Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Property Solutions Acquisition Corp. II on Form S-1MEF pursuant to Rule 462(b) of the Securities Act of 1933 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Property Solutions Acquisition Corp. II as of December 31, 2020 and for the period from October 29, 2020 (inception) through December 31, 2020 appearing in the Registration Statement of Property Solutions Acquisition Corp. II on Form S-1 File No. 333-252763, including all amendments thereto.

/s/ Marcum llp

Marcum llp

New York, NY

March 3, 2021